Exhibit 99.1

                          FOR IMMEDIATE RELEASE

                    HALLMARK FINANCIAL SERVICES, INC.
                   THIRD QUARTER 2005 EARNINGS RESULTS

 FORT WORTH, Texas, (November 7, 2005) - Hallmark Financial Services, Inc. today reported operating results for the third quarter ended September 30, 2005. During the third quarter of fiscal 2005, total revenues of the Company were $25.2 million, representing a 60.9% increase over the $15.6 million in total revenues for the comparable period of fiscal 2004. For the first nine months of fiscal 2005, total revenues of the Company were $60.4 million, representing a 28.3% increase over the $47.1 million in total revenues for the comparable period in fiscal 2004. For the three months ended September 30, 2005, the Company reported net income of $2.5 million, representing a 60.3% increase over the $1.5 million reported in the third quarter of 2004. For the first nine months of fiscal 2005, the Company reported net income of $6.3 million, representing a 41.5% increase over the $4.4 million reported in the comparable period in fiscal 2004. On a diluted per share basis, net income was $0.03 and $0.10 for the three and nine months ended September 30, 2005, respectively, as compared to $0.04 and $0.10 for the same period in the prior year. During the second quarter of 2005 the Company issued 50.0 million shares in a shareholder rights offering, which diluted the per share results in 2005 as compared to 2004.

 "The record earnings for the third quarter of 2005 reflect the continued success of various initiatives implemented in the past two and a half years," stated Mark E. Schwarz, Chief Executive Officer.

 "The increase in total revenues for the quarter ended September 30, 2005, as compared to the third quarter of fiscal 2004, was mostly attributable to the retention of the commercial insurance premium on American Hallmark Insurance Company that was previously produced for a third party insurer," stated Mark J. Morrison, Chief Operating Officer & Chief Financial Officer. "The increase in net income for the third quarter of 2005 versus the same period in 2004 reflects continuing favorable loss development as a result of ongoing initiatives to improve underwriting performance in both operating units, increased premium retention and additional investment income from the successful completion of our capital plan at the end of the second quarter," Mr. Morrison concluded.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing and underwriting commercial insurance primarily in Texas, New Mexico, Idaho, Oregon, Montana and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Operating Officer at 817.348.1600
                             www.hallmarkgrp.com
                             -------------------

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                       Hallmark Financial Services, Inc.
                     Consolidated Statements of Operations
                                  (Unaudited)
                   ($ in thousands, except per share amounts)

                                     Three Months Ended    Nine Months Ended
                                        September 30          September 30
                                     ------------------    ------------------
                                       2005       2004       2005       2004
                                     -------    -------    -------    -------
 Gross premiums written             $ 43,512   $  7,410   $ 62,985   $ 23,174
 Ceded premiums written                 (552)         -       (552)        25
                                     -------    -------    -------    -------
   Net premiums written               42,960      7,410     62,433     23,199
   Change in unearned premiums       (23,936)        54    (23,706)       473
                                     -------    -------    -------    -------
   Net premiums earned                19,024      7,464     38,727     23,672

 Investment income, net of expenses    1,412        371      2,274        994
 Realized gain (loss)                     93        (57)        52        (57)
 Finance charges                         487        561      1,536      1,644
 Commission and fees                   3,094      5,745     13,534     16,235
 Processing and service fees           1,048      1,556      4,252      4,560
 Other income                              9          6         22         21
                                     -------    -------    -------    -------
   Total revenues                     25,167     15,646     60,397     47,069

 Losses and loss adjustment expenses  11,043      4,451     22,584     14,100
 Other operating costs and expenses    9,897      8,903     27,752     26,346
 Interest expense                        559         16        664         61
 Amortization of intangible asset         17          7         31         21
                                     -------    -------    -------    -------
   Total expenses                     21,516     13,377     51,031     40,528

 Income before tax                     3,651      2,269      9,366      6,541

 Income tax expense                    1,178        726      3,074      2,093
                                     -------    -------    -------    -------

  Net income                        $  2,473   $  1,543   $  6,292   $  4,448
                                     =======    =======    =======    =======

  Net income per share:
      Basic                         $   0.03   $   0.04   $   0.10   $   0.10
                                     =======    =======    =======    =======

      Diluted                       $   0.03   $   0.04   $   0.10   $   0.10
                                     =======    =======    =======    =======